As filed with the Securities and Exchange Commission on December 1, 2017

Registration No. 333-210368

Registration No. 333-196173

Registration No. 333-184968

Registration No. 333-172016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210368

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-196173

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184968

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172016

UNDER THE SECURITIES ACT OF 1933

PARK STERLING CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	27-4107242
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

c/o South State Corporation 520 Gervais Street
Columbia, South Carolina	29201
(Address of principal executive offices)	(Zip Code)

Park Sterling Corporation 2010 Stock Incentive Plan

Park Sterling Corporation 2014 Long-Term Incentive Plan

Park Sterling Bank 1999 Stock Option Plan

Park Sterling Corporation 2003 Stock Option Plan

Park Sterling Corporation 2008 Equity Incentive Plan

Park Sterling Bank 2006 Employee Stock Option Plan

Park Sterling Bank 2006 Stock Option Plan for Directors

Park Sterling Bank 2010 Employee Stock Option Plan

Park Sterling Bank 2010 Stock Option Plan for Directors

Park Sterling Corporation 2010 Long-Term Incentive Plan

(Full title of the plan)

Robert R. Hill, Jr.

Chief Executive Officer

South State Corporation

520 Gervais Street

Columbia, South Carolina 29201

(800) 277-2175

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Park Sterling Corporation, a North Carolina corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

1.             Registration Statement No. 333-210368, registering an aggregate of 184,789 shares of common stock, $1.00 par value per share, of the Company (“Common Stock”), issuable under the Park Sterling Corporation 2010 Stock Incentive Plan, as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2016;

2.             Registration Statement No. 333-196173, registering an aggregate of 1,000,000 shares of Common Stock issuable under the Park Sterling Corporation 2014 Long-Term Incentive Plan, as previously filed with the SEC on May 22, 2014;

3.             Registration Statement No. 333-184968, registering an aggregate of 1,148,714 shares of Common Stock issuable under the Park Sterling Bank 1999 Stock Option Plan, the Park Sterling Corporation 2003 Stock Option Plan and the Park Sterling Corporation 2008 Equity Incentive Plan, as previously filed with the SEC on November 15, 2012; and

4.             Registration Statement No. 333-172016, registering an aggregate of 3,340,032 shares of Common Stock issuable under the Park Sterling Bank 2006 Employee Stock Option Plan, the Park Sterling Bank 2006 Stock Option Plan for Directors, the Park Sterling Bank 2010 Employee Stock Option Plan, the Park Sterling Bank 2010 Stock Option Plan for Directors and the Park Sterling Corporation 2010 Long-Term Incentive Plan, as previously filed with the SEC on February 2, 2011.

On November 30, 2017, pursuant to the Agreement and Plan of Merger, dated as of April 26, 2017, by and between the Company and South State Corporation, a South Carolina corporation (“South State”), the Company merged with and into South State, with South State surviving the merger (the “Merger”).  In connection with the Merger, the Company terminated all offers and sales of the Company’s securities registered pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offers or sales, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities that had been previously registered for issuance under the Registration Statements that remain unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on December 1, 2017.  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

SOUTH STATE CORPORATION
as successor by merger to Park Sterling Corporation

By:	/s/ John C. Pollok
	Name:	John C. Pollok
	Title:	Senior Executive Vice President, Chief
Financial Officer and Chief Operating Officer